Exhibit 5.1

May 9, 2013

Lantronix, Inc.

167 Technology Drive

Irvine, CA 92602

Attention: Board of Directors

Re:	Registration Statement on Form S-8
Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan

Lantronix, Inc. 2013 Employee Stock Purchase Plan

Gentlemen:

I am Vice President and General Counsel of Lantronix, Inc., a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), 4,043,094 shares of Common Stock, par value $0.0001 per share, of the Company (the "Common Shares"), that may be delivered from time to time pursuant to the Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan and the Lantronix, Inc. 2013 Employee Stock Purchase Plan (collectively, the “Plans”).

In connection with this opinion, and in my capacity as an attorney admitted to practice in the State of California, I have examined the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation as in effect on the date hereof, the Company’s Amended and Restated Bylaws as in effect on the date hereof, the Plans, the forms of award agreements related thereto, and certain corporate proceedings of the Company as reflected in the minutes of meetings of the Board of Directors of the Company. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals or certified copies of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed necessary or appropriate for the purposes of this opinion. I have also assumed for purposes of this opinion that: (i) the Common Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Common Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.

Based on the foregoing, and in reliance thereon, I am of the opinion that, under the laws of the State of Delaware, the issuance and sale of the Common Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, and the applicable award agreements thereunder, will be validly issued, fully paid and nonassessable.

I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware (as well as applicable provisions of the Delaware Constitution and applicable reported judicial decisions related thereto) and the Federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Best Regards,

/s/ Kurt E. Scheuerman

Kurt E. Scheuerman

Vice President & General Counsel

Lantronix, Inc.